Exhibit 4.1

WCA Waste Corporation
Issuer
the Guarantors party hereto
and
The Bank of New York Mellon Trust Company, N.A.
Trustee
Second Supplemental Indenture
Dated as of June 6, 2011

9.25% Senior Notes due 2014
     Supplementing the Indenture, dated as of July 5, 2006, by and among WCA Waste Corporation (the “Company”), the Guarantors party thereto, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

     THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 6, 2011, is entered into by and among WCA WASTE CORPORATION, a Delaware corporation (the “Company”), the GUARANTORS party hereto, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), under that certain Indenture, dated as of July 5, 2006 (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.
WITNESSETH:
     WHEREAS, the Company has issued its 9.25% Senior Notes due 2014 (the “Notes”) pursuant to the Indenture;
     WHEREAS, the Company has issued its new 7.50% Senior Notes due 2019 (the “New Notes”), with a portion of the proceeds therefrom intended to be used by the Company to consummate the Tender Offer (as hereinafter defined);
     WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);
     WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, the Notes and the Subsidiary Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer for the Notes);
     WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;
     WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more Board Resolutions authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 7.02 of the Indenture; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;
     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
AMENDMENTS
Section 1.01 Amendments.
     (a) Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 8.03 and 8.04 and Article V of the Indenture. Effective as of the date hereof, none of the Company, any Guarantor, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article, and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Company or any Guarantor has observed, performed or complied with the provisions of the Indenture.
     (b) Subject to Section 2.01 hereof, Sections 6.01 and 6.02 of the Indenture are hereby amended and restated to read, in their respective entireties, as follows:
          “Section 6.01. Events of Default.
     Each of the following is an “Event of Default”:
     (1) default in any payment of interest on, or Liquidated Damages, if any, with respect to any Note under the Indenture when due, continued for 30 days;
     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; or
     (3) failure by the Company of any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Notes.
          Section 6.02. Acceleration.
     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company may declare all the Notes to be due and payable immediately.
     Upon any such declaration, the Notes shall become due and payable immediately.
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Liquidated Damages, if any, that has become due solely because of the acceleration) have been cured or waived.”
     Section 1.02 Amendment of Definitions. Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.
ARTICLE TWO
MISCELLANEOUS
     Section 2.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. On the initial date the tenders of Notes are accepted for purchase, this Supplemental Indenture will become operative as of the date hereof.
     Section 2.02 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
     Section 2.03 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.
     Section 2.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

WCA Waste Corporation
By:	/s/ Michael A. Roy
Name:	Michael A. Roy
Title:	Vice President & General Counsel

Guarantors:
Eagle Ridge Landfill, LLC
Material Recovery, LLC
Material Reclamation, LLC
Texas Environmental Waste Services, LLC
Transit Waste, LLC
Trans Lift, LLC
Waste Corporation of Arkansas, LLC
Waste Corporation of Kansas, Inc.
Waste Corporation of Missouri, Inc.
Waste Corporation of Tennessee, Inc.
WCA Capital, Inc.
WCA Holdings Corporation
WCA Management General, Inc.
WCA of Alabama, L.L.C.
WCA of Central Florida, Inc.
WCA of Florida, Inc.
WCA of High Point, LLC
WCA of North Carolina, LLC
WCA Shiloh Landfill, L.L.C.
WCA Texas Management General, Inc.
WCA Waste Systems, Inc.
WCA Waste Transfer Station, LLC
Burnt Poplar Transfer, L.L.C.
WCA of St. Lucie, LLC
WCA of Oklahoma, LLC
American Waste, LLC
N.E. Land Fill, LLC
Pauls Valley Landfill, LLC
Sooner Waste, L.L.C.
WCA of Massachusetts, LLC
WCA of Ohio, LLC
Champion City Recovery, LLC
Boxer Realty Redevelopment, LLC
Sunny Farms Landfill, LLC

Signature Page to Supplemental Indenture

New Amsterdam & Seneca Railroad Company, LLC
WCA of Chickasha, Inc.
WCA of Mississippi, LLC
Emerald Waste Services, LLC
EWS Central Florida Hauling, LLC
WRH Gainesville Holdings, LLC
WRH Gainesville, LLC
WRH Orange City, LLC

By:	/s/ Michael A. Roy
Michael A. Roy, Vice President of each of the foregoing entities

WCA Management Company, L.P. By: WCA Management General, Inc., its sole general partner
By:	/s/ Michael A. Roy
Michael A. Roy, Vice President

Waste Corporation of Texas, L.P.; Fort Bend Regional Landfill L.P. and Ruffino Hills Transfer Station, L.P. By: WCA Texas Management General, Inc., its sole general partner
By:	/s/ Michael A. Roy
Michael A. Roy, Vice President

Signature Page to Supplemental Indenture

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

Signature Page to Supplemental Indenture